Exhibit 99.(h)(2)(i)

AMENDMENT TO
MASTER SERVICES AGREEMENT

          This Amendment, dated as of January 1, 2009 (the “Amendment”), amends the SECOND AMENDED AND RESTATED MASTER SERVICES AGREEMENT between HSBC Investor Funds, a Massachusetts business trust (the “Trust”), and Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), made as of the 1st day of January, 2009 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          WHEREAS, the Trust has requested that Citi provide to the Trust certain services related to the Mutual Fund Profile II database of the National Securities Clearing Corporation;

          WHEREAS, Citi has agreed to provide such services on the terms and conditions set forth below;

          NOW THEREFORE, Citi and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

          1. Amendments.

                  (a) Schedule D of the Agreement is hereby amended by the addition of the following provision as Item 6 of the Schedule:

“Profile II Services.

Citi will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) as required by the NSCC as of the date of this Amendment.

In the event that, during the term of this Agreement, the NSCC modifies its requirements with respect to the type of data that is required to populate Profile II, then Citi agrees to be responsible to populate Profile II with such modified types of data, provided that doing so will not increase the burden (including, without limitation, cost or risk) to Citi, as reasonably determined by Citi, subject to Citi’s receipt of advance written notice of such modified requirements, and further subject to Citi’ timetable for the implementation of such changes, and the Trust’s agreement to reimburse Citi for any costs of implementation. Citi will consider such changes in good faith and will use reasonable good faith efforts to inform the Trust of the changes that would be necessary, as well as the estimated costs and estimated implementation timetable.

Citi will obtain the information from Citi’s internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Citi. Citi will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis. Notwithstanding any provision of this Agreement to the contrary,

Exhibit (h)(2)(i)

Citi’s aggregate liability for any and all claims with respect to the Profile II services described above will be limited to the amount of actual monetary damages sustained by the Trust not to exceed the amount of fees paid to Citi by the Trust.”

                  (b) Schedule F of the Agreement is hereby amended by adding the following provision at the end of the Section entitled “Transfer Agency Service Fee”:

“Profile II Fees:

$56 per CUSIP per month plus

Reimbursement of NSCC charges Depository Trust & Clearing Corporation charges and other out-of-pocket expenses incurred by Citi in performing the Profile II services set forth in this Agreement.”

          2. Representations and Warranties

          (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

          (b) Citi represents that it has full power and authority to enter into and perform this Amendment.

          3. Miscellaneous.

          (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

          (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

          (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

Exhibit (h)(2)(i)

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

Exhibit (h)(2)(i)

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HSBC INVESTOR FUNDS

By: /s/ Richard A. Fabietti

Name:	Richard A Fabietti

Title:	President

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Naddaff

Name:	Fred Naddaff

Title:	President